Exhibit 99.1
INVESTORS: Allan Kells
(816) 201-2445 allan.kells@cerner.com
MEDIA: Jennifer Bosshardt
(816) 201-0048 jennifer.bosshardt@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Delivers Strong Revenue and Earnings Growth
Record new business bookings
KANSAS CITY, Mo. — Feb. 1, 2007—Cerner Corp. (NASDAQ: CERN) today announced results for the 2006 fourth quarter that ended Dec. 30, 2006, delivering a record level of new business bookings, with strong revenue and earnings growth. Bookings in the fourth quarter 2006 were $543.2 million, up 41 percent over the year-ago quarter. Fourth quarter 2006 revenues increased 17 percent to $380.8 million compared to $325.8 million in the year-ago quarter. Full-year 2006 revenues increased 19 percent to $1.38 billion.
Fourth quarter 2006 bookings include a $154.2 million booking from Cerner’s contract with BT as part of the National Health Service (NHS) initiative to automate clinical processes and digitize medical records in London, England. Excluding the bookings related to the NHS initiative, bookings were $389 million, up 21 percent over the fourth quarter 2005 bookings of $320.8 million (which excludes a $65.5 million booking from Fujitsu Services Ltd. as part of the NHS initiative).
On a Generally Accepted Accounting Principles (GAAP) basis, fourth quarter 2006 net earnings were $39.1 million, and diluted earnings per share were $0.48. Fourth quarter 2005 GAAP net earnings were $27.4 million and diluted earnings per share were $0.34. GAAP net earnings and diluted earnings per share for the full year ending Dec. 30, 2006, were $109.9 million and $1.34, respectively.
Adjusted fourth quarter 2006 net earnings were $34.0 million, which is 24 percent higher than the $27.4 million of net earnings in the fourth quarter of 2005. Adjusted diluted earnings per share were $0.41 in the fourth quarter of 2006 compared to $0.34 in the fourth quarter of 2005. Analysts’ consensus estimate for fourth quarter 2006 adjusted diluted earnings per share was $0.41.
Adjusted fourth quarter 2006 net earnings and diluted earnings per share exclude the impact of adopting Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. The adoption of SFAS 123R reduced fourth quarter net earnings and diluted earnings per share by $2.8 million and $0.03, respectively. Adjusted fourth quarter 2006 net earnings also exclude the benefit of a lower tax rate related to the extension of the Federal Research and Development Credit and the recognition of certain state, federal and foreign tax benefits. These tax benefits increased fourth quarter net earnings and diluted earnings per share by $7.9 million and $0.10, respectively. The net impact of these items increased fourth quarter net earnings and diluted earnings per share by $5.1 million and $0.07, respectively.
Other Fourth Quarter Highlights:
•	Operating cash flow was $69 million driven by strong cash collections of $409 million.

•	Days sales outstanding of 87 days compared to 89 days in the year-ago quarter.

•	Total revenue backlog of $2.66 billion, up 24 percent over the year-ago quarter. This is comprised of $2.19 billion of contract backlog and $469.5 million of support and maintenance backlog.

•	262 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 6,100 Cerner Millennium solutions at more than 1,080 client facilities worldwide.
“Cerner’s fourth quarter and full-year 2006 performance was strong,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “Our leadership position in the healthcare information technology industry was bolstered by another year of record new business bookings and strong earnings, revenue and cash flow.
“In 2006, Cerner continued to significantly expand our global presence with substantial bookings and revenue growth outside of the United States, while still driving strong domestic growth. The year included our most substantial release of software, Cerner Millennium 2007, which further strengthens Cerner’s competitive position. Cerner also advanced several growth initiatives, including our CareAware device architecture and line of healthcare devices, our low-cost subscription-based physician practice offering, and our innovative solutions for employers and governments.”
Future Period Guidance
The company expects revenue in the first quarter of 2007 to be approximately $365 million to $375 million. For the year 2007, Cerner expects revenue between $1.54 billion and $1.57 billion, or 12 to 14 percent over 2006.
Cerner expects adjusted diluted earnings per share before stock options expense in the first quarter to be between $0.34 and $0.35. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the first quarter by approximately $0.04, leading to expected diluted earnings per share between $0.30 and $0.31.
For the full year 2007, Cerner continues to expect adjusted diluted earnings per share before stock options expense to grow in the low- to mid-twenty percent range, and is therefore comfortable with the current consensus for adjusted diluted earnings per share of $1.69 in 2007, which reflects approximately 22 percent growth over 2006. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share for 2007 by approximately $0.16.
Cerner expects new business bookings in the first quarter of 2007 to be between $285 million and $300 million. The mid-point of the bookings guidance reflects 12 percent growth over the first quarter of 2006 bookings.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on fourth quarter and full-year results at 3:30 p.m. CT on Feb. 1. The dial-in number for the call is (617) 847-8710 with a pass code of Cerner. The replay number is (617) 801-6888 (Pass code: 42168189). The rebroadcast of the call will be available from 6:30 p.m. CT, Feb. 1 through 11:59 p.m. CT, Feb. 4.

An audio webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.
About Cerner
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 6,000 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, CareAware and Cerner’s logo. (NASDAQ: CERN), www.cerner.com
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “strengthens”, “competitive”, “guidance”, “expects”, and “continues” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subjected to infringement claims or may be infringed upon; risks associated with our global operations; recruitment and retention of key personnel; risks related to third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in the our quarterly operating results; and, potential inconsistencies in our sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	December 30, 2006 (1)(2)	December 30, 2006 (1)(2)	December 31, 2005	December 31, 2005 (3)(4)
Revenue
System sales	$149,349	505,743	134,419	449,734
Support, maintenance and services	221,176	833,244	182,204	677,664
Reimbursed travel	10,264	39,051	9,191	33,387

Total revenue	380,789	1,378,038	325,814	1,160,785

Margin
System sales	89,004	311,097	82,117	278,661
Support, maintenance and services	202,830	775,971	169,326	627,438

Total margin	291,834	1,087,068	251,443	906,099

Operating expenses
Sales and client service	152,451	578,050	124,065	466,206
Software development	64,906	246,970	59,456	211,455
General and administrative	24,093	95,881	21,543	81,620
Write-off of in process research and development	—	—	—	6,382

Total operating expenses	241,450	920,901	205,064	765,663

Operating earnings	50,384	166,167	46,379	140,436

Interest income	3,646	11,877	1,565	3,871
Interest expense	(3,158)	(12,574)	(2,957)	(9,729)
Other income	47	2,074	279	666

Non-operating income (expense), net	535	1,377	(1,113)	(5,192)

Earnings before income taxes	50,919	167,544	45,266	135,244
Income taxes	(11,773)	(57,653)	(17,894)	(48,993)

Net earnings	$39,146	109,891	27,372	86,251

Basic earnings per share	$0.50	1.41	0.36	1.16

Basic weighted average shares outstanding	78,242	77,691	76,758	74,144

Diluted earnings per share	$0.48	1.34	0.34	1.10

Diluted weighted average shares outstanding	82,255	81,723	80,810	78,090

Note 1:	Operating expenses for the three and twelve months December 30, 2006 include share-based compensation expense. The impact of this expense for the quarter is a $2.8 million decrease, net of $1.7 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.03. The allocation of share-based compensation expense for the quarter is $2.7 million to Sales and client service, $1.0 million to Software development and $.8 million to General and administrative. The impact of this expense for the twelve month period is a $11.7 million decrease, net of $7.3 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.14. The allocation of share-based compensation expense for the twelve month period is $11.3 million to Sales and client service, $4.3 million to Software development and $3.4 million to General and administrative.

Note 2:	Includes a tax benefit of $7.9 million related to the extension of the Federal research and development credit, the recognition of certain state tax benefits and the tax benefit of certain federal and foreign items unrelated to the fourth quarter of 2006. This results in an increase to diluted earnings per share of $.10.

Note 3:	Includes a tax benefit of $4.8 million relating to the carryback of a capital loss generated by the sale of Zynx in the first quarter of 2004. The impact of this refund claim is a $4.8 million increase in net earnings and an increase in diluted earnings per share of $.06 for 2005.

Note 4:	Includes a charge for the write off of acquired in process research and development related to the acquisition of the medical business division of VitalWorks, Inc. The impact of this charge is a $3.9 million decrease, net of $2.4 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.05 for 2005.

CERNER CORPORATION
ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE (1)

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	December 30, 2006	December 31, 2005
Net Income	$39,146	27,372
Share-based compensation expense	4,534	—
Income tax benefit of share-based compensation	(1,734)	—
Tax benefits related to the research and development credit extension, recognition of state tax benefits and the tax benefit of certain federal and foreign items unrelated to the presented period.	(7,935)	—

Adjusted net income (1)	$34,011	27,372

Adjusted basic earnings per share	$0.43	0.36

Basic weighted average shares outstanding	78,242	76,758

Adjusted diluted earnings per share	$0.41	0.34

Diluted weighted average shares outstanding	82,255	80,810

Note 1:	Adjusted net income excludes the after income tax benefit of share-based compensation expense and the tax benefits related to the research and development credit extension, the recognition of state tax benefits and the tax benefit of certain federal and foreign items unrelated to the fourth quarter of 2006. The exclusion of share-based compensation expenses and tax benefits related to the research and development credit extension, recognized state tax benefits and the tax benefit of certain federal and foreign items unrelated to the presented period provides meaningful information to investors regarding the Company’s operating results on a basis comparable with those of prior periods before the Company’s adoption of FAS123R, extension of the research and development credit, recognition of state tax benefits and the tax benefit of certain items unrelated to the fourth quarter of 2006.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 30,	December 31,
(In thousands)	2006	2005
Assets

Cash and cash equivalents	$162,545	113,057
Short-term investments	146,239	161,230
Receivables, net	361,424	316,965
Inventory	18,084	9,585
Prepaid expenses and other	55,272	42,685
Deferred income taxes	2,423	8,109

Total current assets	745,987	651,631

Property and equipment, net	357,942	292,608
Software development costs, net	187,788	172,548
Goodwill, net	128,819	116,142
Intangible assets, net	54,428	60,448
Other assets	16,426	10,252

Total assets	$1,491,390	1,303,629

Liabilities

Accounts payable	$79,735	65,377
Current installments of long-term debt	20,242	28,743
Deferred revenue	93,699	79,890
Accrued payroll and tax withholdings	77,914	66,002
Other accrued expenses	29,728	20,078

Total current liabilities	301,318	260,090

Long-term debt	187,391	194,265
Deferred income taxes	68,693	72,922
Deferred revenue	14,557	14,533

Total liabilities	571,959	541,810

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	784	770
Additional paid-in capital	376,595	325,134
Retained earnings	540,153	430,262
Foreign currency translation adjustment	613	4,367

Total stockholders’ equity	918,145	760,533

Total liabilities and equity	$1,491,390	1,303,629